United Realty Trust Incorporated 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact: George Shea, 212.627.5766

United Realty Trust Incorporated Names Brian D. Buehler as President

New York, April 15, 2015 -- United Realty Trust Incorporated (“URTI”), a non-traded real estate investment trust (“REIT”), today named Brian D. Buehler as President. Mr. Buehler was also appointed as President of URTI’s advisor, United Realty Advisors LP. Mr. Buehler had previously served as Executive Vice President and President of Distribution of the advisor.

"We are pleased to welcome Brian to the role of President at a time of growth and opportunity for United Realty Trust Incorporated," said Jacob Frydman, Chairman and CEO of URTI and its advisor, "Brian’s experience, expertise and market knowledge are an asset to URTI and its investors."

Mr. Buehler has over 20 years of financial services, commercial real estate, and alternative investment product and investments experience. Prior to joining United Realty Advisors, LP, Mr. Buehler worked for Strategic Storage Holdings, LLC (SSH) from March 2005 to October 2014. While at SSH, he was the First Vice President of Western Markets and was later promoted to National Sales Director where he managed the firm’s product sponsorship and distribution of non-traded real estate funds and Regulation D offerings, including private non-traded REITs, LPs, LLCs and 1031 tax- deferred investment offerings. During his tenure at SSH, Mr. Buehler helped build SmartStop Self Storage (fka Strategic Storage Trust I) into one of the top 10 largest self-storage operating companies in the United States. He and his team, through multiple investment offerings, raised in excess of $1 billion for the acquisition of over 12 million square feet of office, retail, and self-storage properties and approximately 10,000 doors of commercial multi-family.

“I look forward to the opportunity to serve the advisors and investors who have placed their trust in URTI,” Buehler said, “After historic lows in both interest rates and capitalization rates we may now face a shifting landscape, and I believe URTI’s dual investment strategy is well positioned to meet investor expectations.”

Mr. Buehler has participated as a speaker and panelist at numerous industry seminar and forums where he speaks on matters relating to real estate investments. He has also lectured on various financial topics at University California Irvine from 2008-2010. Mr. Buehler co-chaired the ADISA (fka REISA fka TICA) Ethics and Standards committee, which authored both the ACE Awards and Code of Standard and Ethics. He holds FINRA Series 7 and 63 licenses, and CA Insurance Life, Health, Property and Casualty licenses. He is a graduate of Chapman University with a B.A. in Business Communication.

About United Realty

United Realty Advisors LP (“United Realty”), established by veteran real estate investor Jacob Frydman, is the advisor to United Realty Trust Incorporated, an SEC-registered non-traded real estate investment trust (“REIT”).

United Realty Trust Incorporated, The Dual Strategy REIT, executes a dual investment strategy which seeks to generate both stable cash distributions and growth through the acquisition of stabilized, cash flowing real estate as well as value added and opportunistic assets.

United Realty strives to develop innovative, best-in-class real estate financial services products. Through its United Realty Securities affiliate, United Realty distributes its products through a national sales team dedicated to the independent broker-dealer community and RIAs across the country.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of United Realty Trust Incorporated and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors that may affect future results, many of which are described in United Realty Trust Incorporated’s filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and United Realty Trust Incorporated undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.